EXHIBIT 5.1

[LETTERHEAD OF BGC PARTNERS, INC.]

November 20, 2014

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Re:	BGC Partners, Inc.; Registration Statement on
Form S-3 (Registration Statement No. 333-200415)

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of BGC Partners, Inc. (the “Company”). In connection with the Controlled Equity OfferingSM Sales Agreement, dated November 20, 2014 (the “Sales Agreement”), between the Company and Cantor Fitzgerald & Co., pursuant to which the Company may issue and sell up to 20,000,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), under the Company’s Registration Statement (as defined below) from time to time through Cantor Fitzgerald & Co., as the Company’s sales agent under the Sales Agreement, as described in the prospectus supplement, dated November 20, 2014 (the “Prospectus Supplement”), and the accompanying base prospectus, dated November 20, 2014 (the “Base Prospectus”), that form part of the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-200415) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), you have requested my opinion with respect to the matters set forth below.

For the purposes of this opinion letter, I, or attorneys working under my direction, have examined the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Sales Agreement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion set forth below. As to questions of fact material to this opinion letter, I, or attorneys working under my direction, have relied, upon oral and written representations and certificates of officers and other representatives of the Company and certificates or comparable documents of public officials and of officers and other representatives of the Company.

In making such examination and rendering the opinion set forth below, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as certified copies are true and correct copies of such originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies and the legal capacity of all individuals executing any of the foregoing documents.

In rendering the opinion set forth below, we have assumed that the Shares will be sold in all events for cash consideration per Share equal to or greater than the par value of the Class A Common Stock. In addition, we have also assumed that the Shares will be duly authenticated by the transfer agent and registrar for the Class A Common Stock. We have further assumed that any certificates evidencing the Shares to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the Class A Common Stock, registered by such transfer agent and registrar and conform to the specimen Class A Common Stock certificate examined by us evidencing the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, when the Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Base Prospectus, the Prospectus Supplement and the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of New York, and I do not express any opinion herein concerning any law other than the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the issuance and sale of the Shares pursuant to the Sales Agreement, which Form 8-K will be incorporated by reference into the Registration Statement, the Base Prospectus and the Prospectus Supplement.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and the use of my name under the caption “Legal Matters” in the Base Prospectus and Prospectus Supplement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

/s/ Stephen M. Merkel
Stephen M. Merkel
Executive Vice President, General Counsel and Secretary

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